As filed with the Securities and Exchange Commission on June 25, 2014.
Registration 333-__________________

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MID PENN BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization) 349 Union Street, Millersburg, Pennsylvania (Address of principal executive offices)	23-1666413 (IRS Employer Identification No.) 17061 (Zip Code)

MID PENN BANCORP, INC.
2014 RESTRICTED STOCK PLAN
(Full title of the plan)

Rory G. Ritrievi
President & Chief Executive Officer
MID PENN BANCORP, INC.
349 Union Street
Millersburg, Pennsylvania 17061
(717) 692-2133
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies To:
Erik Gerhard, Esquire
BYBEL RUTLEDGE LLP
1017 Mumma Road, Suite 302
Lemoyne, Pennsylvania 17043
(717) 731-1700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [ X ]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	100,000	$14.88	$1,488,000	$191.65

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover such additional number of the shares of the Registrant’s common stock as may become issuable by operation of the anti-dilution provisions of the plan.

(2)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rules 457(c) and 457(h) based upon the average of the high and low prices of the Registrant’s common stock as of June 20, 2014, as reported on the NASDAQ stock market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

As permitted by the rules of the SEC, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate the following documents by reference into this registration statement as filed with the SEC:

(a)	Mid Penn Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 21, 2014;

(b)	Mid Penn Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 15, 2014;

(c)	Mid Penn Bancorp, Inc.’s Current Reports on Form 8-K filed with the SEC on May 6, 2014.

(d)
All other reports filed by Mid Penn Bancorp, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and,

(e)
The description of Mid Penn Bancorp, Inc.’s common stock contained in Mid Penn Bancorp, Inc.’s Registration Statement No. 333-156759 on Form S-3, filed with the Commission on January 16, 2009, including any amendments or reports filed for the purpose of updating such registration statement.

All documents filed by Mid Penn Bancorp, Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this registration statement and become a part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No disclosure is required under this item because Mid Penn Bancorp, Inc. did not employ named experts or counsel on a contingent basis.

Item 6.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Mid Penn Bancorp, Inc.’s bylaws provide for (1) indemnification of directors, officers, employees and agents and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Mid Penn Bancorp, Inc.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibits

4.1
Articles of Incorporation of Registrant, as amended. (Incorporated by reference to Exhibit 3(i) of Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009.)

4.2
Statement with Respect to Shares for Series B Preferred Stock. (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 28, 2012.)

4.3	Bylaws of Registrant, as amended. (Incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2010.)

5	Opinion of Bybel Rutledge LLP re: Legality.

23.1	Consent of BDO USA, LLP

23.2	Consent of ParenteBeard LLC.

23.3	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1	Mid Penn Bancorp, Inc. 2014 Restricted Stock Plan. (Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the SEC on March 27, 2014.)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Millersburg, Commonwealth of Pennsylvania, on June 25, 2014.

Mid Penn Bancorp, Inc. (Registrant)

By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rory G. Ritrievi, Kevin W. Laudenslager, and Edward P. Williams, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2014.

Name	Capacity

/s/ Rory G. Ritrievi	President & Chief Executive Officer and Director
Rory G. Ritrievi	(Principal Executive Officer)

/s/ Kevin W. Laudenslager	Vice President & Chief Financial Officer
Kevin W. Laudenslager	(Principal Financial and Accounting Officer)

/s/ Robert A. Abel	Director
Robert A. Abel

/s/ Steven T. Boyer	Director
Steven T. Boyer

/s/ Matthew G. DeSoto	Director
Matthew G. DeSoto

/s/ Robert C. Grubic	Director
Robert C. Grubic

/s/ Gregory M. Kerwin	Director
Gregory M. Kerwin

/s/ Robert E. Klinger	Director
Robert E. Klinger

/s/ Theodore W. Mowery	Director
Theodore W. Mowery

/s/ John E. Noone	Director
John E. Noone

/s/ William A. Specht, III	Director
William A. Specht, III

INDEX TO EXHIBITS

Exhibit No.	Exhibits

4.1
Articles of Incorporation of Registrant, as amended. (Incorporated by reference to Exhibit 3(i) of Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2009.)

4.2
Statement with Respect to Shares for Series B Preferred Stock. (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 28, 2012.)

4.3	Bylaws of Registrant, as amended. (Incorporated by reference to Exhibit 3(ii) of Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2010.)

5	Opinion of Bybel Rutledge LLP re: Legality.

23.1	Consent of BDO USA, LLP

23.2	Consent of ParenteBeard LLC.

23.3	Consent of Bybel Rutledge LLP (included in Exhibit 5).

24	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1	Mid Penn Bancorp, Inc. 2014 Restricted Stock Plan. (Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A as filed with the SEC on March 27, 2014.)